Exhibit 10.19

SKY Perfect JSAT Master Service Agreement

This SKY Perfect JSAT Master Service Agreement is made and entered into as of March 15th, 2017 (the “Effective Date”) by and between AirCom Pacific Inc. having its principal office at 44043 Fremont Blvd, Fremont, CA 94538, USA (the “Customer”) and SKY Perfect JSAT Corporation, a corporation organized and existing under the laws of Japan, having its principal office at 1-14-14 Akasaka, Minato-ku, Tokyo 107-0052, Japan (“SJC”).

Wherein, the Customer and SJC agree as follows:

Article 1 (Definitions)

1.1 As used in this Agreement, the following terms shall have the following respective meanings:

“Agreement” means collectively this Master Agreement and any and all the Service Order(s) executed by both Parties. In the event of any conflict between the terms and conditions set forth in this Master Agreement and the Service Order(s), the terms and conditions set forth in the Service Order(s) shall govern.

“Bandwidth” means the frequency bandwidth capacity or a part thereof, as applicable, of the Transponder in which the frequency bandwidth for guard band is included.

“Business Day” means any day other than a Saturday, Sunday, or other day on which banks are authorized to be closed in Japan or the United States of America.

“Commencement Date” means the commencement date specified in the applicable Service Order(s), which remains subject to SJC’s receipt of all governmental licenses, authorizations, and approvals necessary for the Customer to commercially use the applicable Service.

“Customer’s Telecommunication Facilities” means the telecommunication facilities or equipment that the Customer from time to time procures, owns, leases, operates or uses in the provision of the Service, including, but not limited to, earth stations on aircrafts and the Hub of the Customer.

“Expiry Date” means the expiry date specified in the applicable Service Order(s) or, if the applicable Service Period is extended, the last day of the extended Service Period, whichever is later.

“Frequency Assignment” means a document stating the frequency assignment to notify technical details of the Satellite Service under the applicable Service Order(s), which is issued to the Customer by SJC, and modified or supplemented by SJC from time to time thereafter upon notice to the Customer.

“In-Service Date” means April 15th, 2017.

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“Master Agreement” means and consists of (i) this Master Service Agreement, (ii) Exhibit A, Satellite Telecommunication Service, (iii) Exhibit B, Teleport Service, (iv) Exhibit C, Housing Service.

“Operational Guidelines for SKY Perfect JSAT Satellites” means operational guidelines for the Satellite attached to Exhibit A, which may be modified or supplemented by SJC from time to time upon notice to the Customer.

“Party” means any or each (as the context may so require) of the Customer and SJC.

“Parties” means the Customer and SJC.

“Polarization” means a horizontal or vertical radio wave transmitted to and from the Satellite.

“Satellite” means the artificial satellite specified in the applicable Service Order(s), or where SJC replaced it with the replacement artificial satellite pursuant to clause 2.3 of Article 2 (Provision of Service), such replacement artificial satellite.

“Security Deposit” means a security deposit which the Customer has deposited with SJC pursuant to Article 5 (Security Deposit), or where the context so requires, the amount of such security deposit for the time being outstanding.

“Service” means, collectively, the Satellite Service, Teleport Service and Housing Service provided by SJC in accordance with this Agreement.

“Satellite Service” means the service provided by SJC in accordance with Exhibit A, Satellite Telecommunication Service.

“Teleport Service” means the service provided by SJC in accordance with Exhibit B, Teleport Service.

“Housing Service” means the service provided by SJC in accordance with Exhibit C, Housing Service.

“Hub” means the hub equipment owned or operated by the Customer.

“Service Charge(s)” means the charges for the Service, payable by the Customer to SJC pursuant to Article 4 (Service Charge).

“Service Order(s)” means and consists of (i) an order for the Service which shall be requested by the Customer and accepted by SJC in accordance with the Service Order Form, and (ii) with respect to the Satellite Service, the applicable Frequency Assignment.

“Service Order Form” means the form of the Service Order designated by SJC.

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“Service Period” means the period commencing on the Commencement Date and ending on the Expiry Date or on the Termination Date, whichever is earlier.

“SJC’s Telecommunication Facilities” means the telecommunication facilities or equipment that SJC from time to time procures, owns, leases, operates or uses in the provision of the Service, including, but not limited to, Satellites, Transponders, satellite control centers, teleport and housing facilities of SJC.

“Technical Requirements” means the Attachment 1 attached hereto which contains the technical specifications of the Service and operational requirements for the Customer’s use of the Service.

“Termination Date” means the date on which the applicable Service Order is terminated in accordance with Article 15 (Term and Termination).

“Termination Fee” means the smaller amount of:

(X) the amount equal to the applicable Service Charge that would have been payable for the period from the Termination date (or, if Service Charge is decreased due to amendment, the date of such amendment) to the Expiry Date of the applicable Service Order(s); or

(Y) the amount equal to one (1) year applicable Service Charge or, if the Service Charge is decreased due to amendment, the amount equal to one (1) year of the decreased Service Charge (and, if the initial Service Charge for the Housing Service has not been paid, such initial Service Charge also needs to be paid as the Termination Fee).

For the calculation of the Termination Fee, the scheduled increase of bandwidth of the Satellite Communication Service shall be taken into consideration.

“Test Period” means, if applicable, the test period specified in the Service Order(s).

“Transmission Frequency” means the frequency of a radio wave transmitted from or to the Satellite.

“Transponder” means the radio wave relay equipment installed in the Satellite.

“United States Dollar” and the symbol “US$” shall mean the lawful currency of the United States of America.

“YSCC” means the Yokohama Satellite Control Center, located at Midori-ku, Yokohama, Japan, owned and operated by SJC.

1.2 References herein to the Articles and Exhibits are to the articles and exhibits, respectively, to this Master Agreement unless otherwise specified. References herein to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted from time to time and references to any document or agreement shall be deemed to include references to such document or agreement as amended, modified, supplemented or innovated from time to time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Master Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context clearly requires otherwise, “or” is not exclusive. In construing this Agreement, the singular shall include the plural and vice versa and the neuter gender shall include the masculine and feminine gender (as the case may be) and vice versa.

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Article 2 (Provision of Service)

2.1 The Customer shall request Service by the submission of a Service Order to SJC. Upon the terms and subject to the conditions set forth in this Agreement, SJC agrees to provide the Service as specified in the Service Order(s). If a Service Order is submitted by the Customer and accepted by SJC, SJC shall make such Service available to the Customer subject to availability of the Service at the time the Service Order Form signed by the Customer is received by SJC. The Customer shall, at least ten (10) Business Days in advance, submit to SJC: (i) the completed Service Order Form with the Customer’s authorized signature; and (ii) information necessary for SJC to provide the Service, as requested by SJC in accordance with the Operational Guidelines for SKY Perfect JSAT Satellites. The Customer’s delayed submission of the items (i) and/or (ii) above may cause delay of the commencement of the Service, and SJC shall have no liability to the Customer for occurrence of any such delay. Upon receipt of the items (i) and (ii) above and sufficient information from the Customer, SJC shall provide the Customer with necessary information and the Frequency Assignment for the Service Order in a timely manner. Once any Service Order is signed by the Customer and countersigned by SJC, all terms and conditions of this Master Agreement shall become applicable to it. The Service Order in its final form shall be accompanied by the Technical Requirements corresponding to the Service.

2.2 The Service shall, except as specified in this Agreement including Section 2.4 herein, in no event include (i) the procurement, operation, maintenance or any other service in relation to, or securing all necessary licenses and other consents, permissions, concessions, permits and authorization for any Customer’s Telecommunication Facilities, or (ii) the coordination between the Satellite’s network and any terrestrial networks arranged by the Customer so as to allow exploitation of the Service in the fashion intended by the Customer or in any other fashion.

2.3 SJC shall provide Services pursuant to the standards set forth in the Technical Requirements. If the Satellite is taken out of commercial operation, SJC may, but shall not be obliged to, determine to replace the Satellite utilized to provide the Service with a replacement satellite owned and operated by SJC. In the event SJC does not replace the Satellite with one providing the Customer with a level of service, power, coverage and other features substantially equivalent to the initial satellite capacity such that its utility for the Customer’s application is reduced, as reasonably determined by the Customer, the Customer shall be entitled to terminate the applicable Service Order by written notice to SJC.

2.4 SJC shall obtain and maintain throughout the Service Period all approvals, authorizations and licenses necessary regarding all SJC’s Telecommunication Facilities for SJC to operate the Satellite and provide the Service hereunder to the Customer. SJC shall provide reasonable assistance to the Customer (at the Customer’s expense) in obtaining landing rights to permit use of the Satellite Service in or over countries designated by the Customer within the footprint of the Service being provided to the Customer. The Customer shall provide SJC with information necessary for SJC to apply for and obtain such approvals, authorizations and licenses.

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In addition, SJC shall comply with all applicable laws, rules and regulations in the provision of the Service hereunder.

Article 3 (Test)

The applicable Service Order shall set out the applicable Test Period. The Customer may, subject to the terms and conditions of this Agreement, make use of the Service during the Test Period solely for the purpose of testing the Customer’s facilities scheduled to transmit signals to and from the Transponder. No Service Charge shall accrue or be payable in connection with such usage, but all other terms and conditions of this Agreement shall apply to the use by the Customer of the Service during the Test Period and SJC shall not have any obligations or liabilities hereunder for any outages or interruptions during such period. During the Test Period, the Customer will have a right to terminate this Agreement without Termination Fee for technical reasons attributable to the unexpected performance of the Satellite if (i) the Customer is not able to get the Service to operate effectively during the test period, and (ii) SJC receives written notice specifying the reasons to terminate.

Article 4 (Service Charge and Prepayment)

4.1 The Service Charge per month for each Service shall be stipulated in the applicable Service Order(s). SJC shall not commence billing until SJC has substantially remedied any failures of the Service, other than those solely caused by the Customer, to meet the Technical Requirements identified during the Test Period.

4.2 The Service Charge shall be payable from the Commencement Date through the Expiry Date or the Termination Date (each inclusive). If the Commencement Date is other than the first day of a calendar month or if the Expiry Date or the Termination Date is other than the last day of a calendar month, then the Service Charge for such a month shall be pro-rated on a daily basis.

4.3 All Service Charges shall be invoiced to the Customer on a monthly basis in advance of the Service. The Customer shall pay SJC the monthly Service Charge on or before the later of: (i) thirty (30) days from the date of receipt of the corresponding invoice, or (ii) the tenth (10th) day of the month preceding the month in which the Service is to be provided (“payment due date”). In case the payment due date does not fall on a Business Day, the Customer shall make its payment on or before the next Business Day.

4.4 Notwithstanding clause 4.3, the Customer shall prepay the total amount of (i) US$ 285,300 (Two hundred Eighty five thousands and Three hundreds United States Dollars) and (ii) applicable Japanese consumption tax, applicable at the time of the In-Service Date (collectively, as the “Prepayment”). The Customer shall pay such Prepayment at the same time of the payment of the Security Deposit provided in Article 5 (Security Deposit). When SJC confirms the punctual payment by the Customer during the Confirmation Term defined in the table below, SJC shall apply the applicable Portion of Application to the Service Charge of the Application Month in accordance with the table below;

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	Confirmation Term	Application Month	Portion of Application
No.1	The applicable payment term of the Service Charge for the service period from April 15th, 2017 to September 31st, 2017	October 2017	$95,100
No.2	The applicable payment term of the Service Charge for the service period from October 1st, 2017 to March 31st, 2018 (less applicable Portion of Application)	April 2018	$95,100
No.3	The applicable payment term of the Service Charge for the service period from April 1st, 2018 to September 30th, 2018 (less applicable Portion of Application)	October 2018	$95,100

Note: If the In-Service Date is changed from April 15th, 2017, based on the mutual agreement between the Parties, the Confirmation Term and the Application Month shall be changed accordingly.

For the avoidance of doubt, if there is a balance for the applicable Service Charge after the application above, the Customer shall pay such balance by the tenth (10th) day of the month preceding the Application Month.

If, during the Confirmation Term, the Customer fails to pay any Service Charge, the Termination Fee or other sum due hereunder, or otherwise defaults with respect to any material provision of this Agreement, SJC may use, apply or retain all or any portion of the Prepayment or for the payment of any other sum to which the Customer may become obliged by reason of the Customer’s default, or to compensate SJC for any loss or damage which SJC may suffer thereby.

4.5 In the event that this Agreement is terminated by the Customer due to any of the events described in clause 15.5 or 15.6 of Article 15 (Term and Termination) or by SJC due to an event described in clause 15.3 of Article 15 (Term and Termination), SJC shall immediately refund any portion of the Prepayment and/or Service Charge, previously paid and applicable to any period which has not been used by the Customer, in accordance with the manner requested by the Customer.

4.6 The Customer shall have no right to use any amount of the Prepayment for the payment of any debts or liabilities owed to SJC.

4.7 The Customer shall not assign or encumber, or attempt to assign or encumber, the Prepayment and SJC shall not be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

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Article 5 (Security Deposit)

5.1 Within thirty (30) days of the execution of this Agreement, the Customer shall deposit with SJC $95,100 (Ninety five thousand and One hundred United States Dollars, the “Initial Security Deposit”) and applicable Japanese consumption tax, as security for the Customer’s faithful performance and observance of the terms, provisions and conditions of this Agreement. Except for the Initial Security Deposit, the amount of Security Deposit shall be equal to the monthly Service Charge and applicable Japanese consumption tax. This clause 5.1 of Article 5 (Security Deposit) shall apply to increase of the Bandwidth or other changes to the content of the Teleport Service and the Housing Service, mutatis mutandis.

5.2 Without prejudice to any other rights and remedies of SJC arising under this Agreement or under the applicable laws, if the Customer fails to pay any Service Charge or other sum due hereunder, or otherwise defaults with respect to any provision of this Agreement, SJC may use, apply or retain all or any portion of the Security Deposit under this Agreement for the payment of any Service Charge or other sum in default under this Agreement or for the payment of any other sum to which the Customer may become obliged by reason of the Customer’s default, or to compensate SJC for any loss or damage which SJC may suffer thereby.

5.3 If SJC uses, applies or retains all or any portion of the Security Deposit, the Customer shall promptly and in any event within ten (10) days after written demand therefor deposit cash with SJC in an amount sufficient to restore the Security Deposit to the full amount hereinabove stated and the Customer’s failure to do so shall be a material breach of this Agreement. SJC shall not be required to keep the Security Deposit separate from its general accounts. If the Customer performs all of its obligations hereunder, any balance of the Security Deposit not used, applied or retained by SJC as above provided, shall be returned, without payment of interest or other increment for its use to the Customer at the expiration of the Service Period, and after the Customer has ceased to use the Service. No trust relationship is created herein between SJC and the Customer with respect to the Security Deposit.

5.4 The Customer shall have no right to use any amount of the Security Deposit for the payment of any debts or liabilities owed to SJC.

5.5 The Customer shall not assign or encumber, or attempt to assign or encumber, the Security Deposit and SJC shall not be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

Article 6 (Provisions Relating to Payment)

All payments to be made hereunder by the Customer shall be made by wire transferring in United States Dollars to SJC’s bank account (Current Deposit No. 0127386) with Mizuho Bank Limited, Tokyo Head Office (Marunouchi), or such other bank account and bank branch as may be designated in writing by SJC to the Customer provided thirty (30) days prior written notice is given prior to any payment due date. All payments due from the Customer hereunder shall be deemed to have been fully discharged when deposited in United States Dollars in the bank account referred to hereinabove.

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Article 7 (Interest Due on Late Payments)

If any undisputed amount payable by the Customer, including, but not limited to, the Prepayment, the Security Deposit, the Service Charge(s) and the Termination Fee, is not paid in full when due, then without limiting any other rights or remedies which SJC may have as a result of such late payment, the amount unpaid shall bear interest from the date of the payment due date until paid at a rate of 14.5% per annum or the maximum rate permitted by law, whichever is less, with such interest to be paid on demand together with all costs incurred by SJC to collect the amounts due hereunder, including but not limited to reasonable fees and disbursements of legal counsel.

Article 8 (Taxes)

The Customer shall pay or reimburse SJC upon demand for any and all taxes, charges, levies, duties, withholding, usage fees or other fees which may be asserted against SJC or the Customer by any local or national governmental entity in any country or jurisdiction with respect to or arising out of this Agreement other than taxes imposed on SJC’s net income. Notwithstanding the foregoing, if the Customer is required by the applicable tax laws to make any deduction or to withhold from any sum payable to SJC by the Customer hereunder, the Customer shall once provide SJC with written details thereof and obtain a written confirmation from SJC, then the Customer shall deduct such amount from the payment to SJC, and furnish SJC with a tax certificate showing the payment of such taxes to the tax authorities and other documents necessary for SJC to receive the tax credit in Japan, without delay. Taxes imposed directly on SJC’s net income by the Japanese authorities shall be borne by SJC.

Article 9 (Expenses)

Except as otherwise expressly stated herein or specifically agreed upon in writing between the Parties, each Party shall bear and pay any and its own costs and expenses in connection with the transactions pursuant to this Agreement.

Article 10 (Customer’s Obligations, Responsibilities and Use)

10.1 The Service is provided for the Customer’s own use or for full end-to-end service and, unless otherwise agreed by the Parties, in no event shall the Customer be permitted to resell the Service, in whole or in part, to any other person or entity unless such resale constitutes the provision of value-added services, wherein the Customer’s provision of services to its end users includes, without limitation, substantially more communications facilities than bare space segment capacity.

10.2 The Customer shall follow established practices and procedures for frequency coordination and shall not use the Service, or any portion thereof, in a manner that would or could be expected to, under standard engineering practice, cause harmful interference with the use of or harm to any portion of the Transponder from which the Service is provided, any other transponder(s) on the Satellite, the Satellite, or any other in-orbit satellite(s) or transponder(s) on such satellite(s). The Customer’s use of the Service in a manner consistent with the Operational Guidelines for SKY Perfect JSAT Satellites shall be deemed to meet this requirement, as specified in this Article 10. The Customer shall not be required to comply with operational requirements other than those that are set forth in this Agreement or the Service Order(s) and Technical Requirements.

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10.3 The Customer shall only use the Service, and shall require its users to use the Service, for lawful purposes and in compliance with any and all applicable governmental laws, rules, regulations and/or restrictions including, without limitation, patent, copyright, trademark, obscenity and defamation laws.

10.4 The Customer shall provide, install, operate, maintain, and secure all necessary licenses and other consents, permissions, concessions, permits and authorizations for all of the Customer’s Telecommunication Facilities.

10.5 The Customer shall be responsible for configuring the Customer’s Telecommunication Facilities in accordance with the Frequency Assignment. Provision of Frequency Assignment by SJC to the Customer is not authorization for the Customer to commence transmission to the Satellite and the Customer shall coordinate each activation, modification or deactivation with the YSCC of SJC in accordance with the procedures stipulated in the Operational Guidelines for SKY Perfect JSAT Satellites generally required for SJC’s customers.

10.6 The Customer shall be responsible to configure, test, equip and operate all of the Customer’s Telecommunication Facilities so that the interface of these facilities shall conform to the characteristics and technical parameters of the SJC’s Telecommunication Facilities, to the extent that SJC has provided written notice of such characteristics and technical parameters to the Customer prior to the Effective Date, and for modifications or changes to the characteristics and technical parameters of the SJC’s Telecommunication Facilities occurring after the Effective Date, SJC shall provide the Customer with at least ninety (90) days prior written notice of such modifications or changes. The Customer shall follow SJC’s procedures for initiating, modifying or terminating any transmission to the SJC’s Telecommunication Facilities which has been assigned to the Customer for the Service to the extent required of SJC customers generally.

10.7 The Customer shall operate any and all of the Customer’s Telecommunication Facilities in a manner that allows for cessation of transmission immediately upon receiving written (including via email) notice from SJC, and, upon receipt of any such notice from SJC requiring such cessation of transmission due to a necessary technical or governmental authority requirement or compelling operational reasons, the Customer shall immediately cease that specific transmission.

10.8 The Customer shall from time to time, and upon request made by SJC at any time, furnish SJC with its information regarding the Customer’s Telecommunication Facilities, including, not limited to, the technical parameters of its transmissions in such details as may be required by SJC prior to commencing, during the Test Period and the Service Period.

10.9 SJC shall have the right, but not the obligation, to inspect or have the Customer inspect any of the Customer’s Telecommunication Facilities used for transmitting signals to, or receiving signals from, the Transponder and the Customer shall make the facilities and equipment available for such inspection at all reasonable times subject to the Customer’s security restrictions and requirements of the Customer’s customers. In addition, the Customer shall make available to SJC, without charge, spectrum feeds of all broadcasts and transmissions made using the Transponder, to enable SJC to monitor the performance of the Transponder, provided such access is able to be reasonably accommodated by the Customer without significant difficulty or expense. In the event that SJC identifies any earth stations on aircraft operated by the Customer’s customers as a potential source of interference with a Transponder, SJC may request the Customer to inspect such earth station and the Customer shall make such customer’s earth station to be inspected.

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10.10 The Customer shall fully observe and comply with all laws, regulations and orders of all the countries or area in which the Customer or its customers will use the Service. Without limiting the foregoing, the Customer shall obtain and maintain throughout the Service Period all licenses, authorizations, permissions or other approvals necessary to use the Service in such countries or areas, except for those approvals and authorizations which are the responsibility of SJC pursuant to clause 2.4.

Article 11 (Outage)

11.1 Subject to clause 11.2 of this Article 11, in the event that the performance of the Service under a specific Service Order (i) fails to meet the Technical Requirements, or (ii) SJC preempts or attempts to preempt the Bandwidth provided to the Customer for the Service(s), for any period of more than twelve (12) consecutive hours (only in multiple(s) of a twelve hour period) measured from the time SJC becomes aware of such situation (whether notified by the Customer or independently aware), the Customer shall be entitled to a refund of a pro-rated portion of the Service Charges paid for the applicable Service in respect of such time period (limited to full multiple(s) of a consecutive twelve (12) hour periods during which such situation subsists). The Customer shall immediately notify SJC if the Customer becomes aware of such situation. Any such refund shall be effected by an offset against ensuing payment(s) of the Service Charges arising under the applicable Service Order. In no event shall interest accrue on any such refund. SJC shall use its commercially reasonable efforts to promptly restore the Service in the event of any outage, including, at SJC’s reasonable discretion, by restoring the Service on alternative capacity meeting the requirements of this Agreement or attempting to eliminate interference caused by another customer (for example, by enforcing its rights against third parties), as applicable.

11.2 The Customer acknowledges, confirms and agrees that SJC makes no representation, warranty or assurance as to (i) the suitability or sufficiency of the Transponder or the Satellite used in the provision of the Service or any aspect of the Service, for the Customer’s intended use, or (ii) any other aspect of the performance of the Transponder or the Satellite, except as specifically provided herein. Notwithstanding anything herein contained, the Customer further acknowledges and agrees that clause 11.1 sets out SJC’s sole and exclusive liability for any failure of the Service or the Satellite to meet the performance requirements set forth herein.

11.3 Notwithstanding the provisions of clause 11.1 above, the Customer shall not be entitled to any refund of the Service Charges in respect of any Service outage, interruption or failure that is caused in whole or in part by:

(i) any failure, fault, or negligence of the Customer, any breach by the Customer of any provision of this Agreement, or any failure by the Customer to conform to the requirements of this Agreement or any other rules or requirements from time to time established by SJC applicable to its customers generally in respect of use of satellite services; or

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(ii) any failure, or nonperformance of the Customer’s Telecommunication Facilities, excluding those facilities furnished by SJC.

(iii) any event described in Article 12 (Restoration) and Article 13 (Suspension of Service);

(iv) any event of force majeure specified in Article 19 (Force Majeure); or

(v) natural phenomenon, including but not limited to solar activity or extraterrestrial electromagnetic phenomena.

Article 12 (Restoration)

12.1 Unless otherwise specified in the Service Order(s), SJC shall provide the Service to the Customer on a non-preemptible basis (subject, however, to the provisions of Section 10.7 hereof). The Transponder(s), Transmission Frequency, Polarization and Bandwidth shall be assigned to the Customer by SJC as stated in the Frequency Assignment.

12.2 Notwithstanding the provisions of clause 12.1 above, in the event of compelling operational purposes or where action is necessary to protect the overall health and performance of SJC’s Telecommunication Facilities, SJC shall have the right to (i) preempt or interrupt the Service, and/or (ii) reassign the Customer’s space segment allocation within the Transponder or to other transponders within the Satellite, and/or (iii) alter the Transmission Frequency and/or Polarization, to facilitate the loading requirements of SJC’s Telecommunication Facilities and/or (iv) reallocate the housing space; provided in each case that the reassigned Transponder, new Transmission Frequency and/or Polarization or new housing space provides the same level of service, power, coverage and other features as provided prior to such change and that the same meets all requirements of this Agreement including the Technical Requirements.

Article 13 (Suspension of Service)

13.1 SJC shall have the right to suspend the Service (i) for maintenance, repair, installation or testing of SJC’s Telecommunication Facilities provided such activities are notified by SJC one (1) month in advance, (ii) for the emergency use of governmental or public organizations, or (iii) in accordance with any order, requirement, instruction or request of the governmental authorities; provided that SJC shall, in all events and to the extent practicable, deliver to the Customer twenty-four (24) hours’ prior notice of such suspension, except in urgent or emergency situations where such prior notice is not feasible.

13.2 Without prejudice to any other rights and remedies of SJC arising under this Agreement or under the applicable laws, SJC may in its discretion, but shall not be obliged to, suspend the use by the Customer of the Service following the occurrence of any of the following events, and continue such suspension until such time as the Customer has effected a cure and remedied the consequences of such event to SJC’s full satisfaction (whereupon such suspension shall be lifted and provision of the Service resumed):

(i) any event described in clause 15.2 of Article 15 (Term and Termination); or

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(ii) the occurrence of any event described in clause 15.5 of Article 15 (Term and Termination) giving rise to a right on the part of SJC to terminate this Agreement.

(iii) the failure by the Customer to comply with any requirements set forth in this Agreement or any other technical requirement information provided by SJC, including, without limitation, those stated in the Frequency Assignment and Operational Guidelines for SKY Perfect JSAT Satellites.

For the avoidance of doubt, no such suspension shall in any case relieve the Customer of its obligation to make payment of Service Charges during the pendency of such suspension.

Article 14 (Termination Charges)

In the event (i) the Service Order is terminated by SJC pursuant to clause 15.2 or 15.5 (only if SJC is the termination party and the Customer is the defaulting party) of Article 15 (Term and Termination), or (ii) the Service Order is amended and the aggregate amount of the Service Charges to be payable under the Service Order is decreased directly due to, shortening of the Service Period, decrease of the Bandwidth, or other downgrade of the Services, in each case requested by the Customer and accepted by SJC, the Customer shall pay to SJC the Termination Fee within thirty (30) days of the Termination Date or the effective date of such amendment, unless otherwise agreed by the Parties; provided, however, that this provision shall not limit any right or remedy SJC may have under Article 17 (Indemnification). The Customer acknowledges that the amount of the Termination Fee is non-refundable and a genuine pre-estimation of SJC’s loss resulting from the termination or amendment, and SJC’s rights set forth in this Article 14 are reasonable under all of the circumstances existing as of the date hereof.

Article 15 (Term and Termination)

15.1 The initial term of this Master Agreement is three (3) years from the Effective Date. Thereafter, this Master Agreement shall continue to be effective as long as any Service Order is in effect. In case no Service Order is in effect, either Party may terminate this Master Agreement by providing the other Party a written notice to terminate this Master Agreement at least ninety (90) days prior to the termination.

15.2 Without prejudice to any other rights and remedies of SJC arising under this Agreement or under applicable law, SJC may forthwith terminate this Agreement and/or the applicable Service Order(s) at any time by giving written notice of such termination to the Customer, if the Customer fails to pay any undisputed amount of the Service Charge, the Prepayment or the Security Deposit when the same becomes due and fails to cure within thirty (30) days of SJC’s written notice of non-payment.

15.3 SJC may forthwith terminate this Agreement and/or the Service Order(s) at any time by giving written notice of such termination to the Customer, if (i) the Satellite is taken out of commercial operation, unless SJC provides a replacement satellite within thirty (30) days pursuant to clause 2.3 of Article 2 (Provision of Service) or (ii) the SJC’s Telecommunication Facilities other than the Satellite are taken out of commercial operation, unless SJC provides a replacement thereof within thirty (30) days. SJC shall have no liability to the Customer for any such termination except as provided in clause 4.5 of Article 4 (Service Charge). In the event a Service Order is terminated pursuant to (i) or (ii) above, if SJC provides a replacement satellite or replaced SJC Telecommunication Facilities within one (1) year of such termination, the Customer shall have, at its sole discretion, the option to reinstate the Service pursuant to the terms equal to those in any Service Order terminated under this clause 15.3.

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15.4 The Customer shall have the right to terminate the Service Order by giving written notice of such termination to SJC, (i) if the Services experience one or more outages aggregating more than forty eight (48) hours of outage in any consecutive thirty (30) day period or an outage that lasts for more than twenty four (24) consecutive hours, measured from the time SJC becomes aware of such situation; (ii) if the Satellite is taken out of commercial operation, unless SJC provides a replacement satellite within thirty (30) days pursuant to clause 2.3 of Article 2 (Provision of Service); (iii) the SJC’s Telecommunication Facilities other than the Satellite are taken out of commercial operation, unless SJC provides a replacement thereof within thirty (30) days; or (iv) SJC does not maintain or loses any required regulatory or other governmental authorization to provide the Service. If all of the Service Order(s) under this Agreement are terminated in accordance with this clause 15.4, the Customer shall have the right to terminate this Master Agreement by delivering written notice of such termination to SJC.

15.5 Each Party shall have the right to forthwith terminate this Agreement and/or the Service Order(s) at any time by giving written notice of such termination to the other Party, upon the occurrence of any one or more of the following events:

(i) if the other Party commits any material breach of the provisions of this Agreement (other than payment obligations of the Customer hereunder) and fails to rectify such breach within thirty (30) days after giving the other Party a notice by the non-defaulting Party demanding such rectification;

(ii) if the other Party fails to observe or perform any material covenant or agreement contained in any instrument, document or agreement between the Parties which failure constitutes an event of default giving rise to a right of such Party to terminate such instrument, document or agreement; or

(iii) if the other Party winds up its business or becomes insolvent or bankrupt either compulsorily or voluntarily.

15.6 If any event of force majeure specified in Article 19 (Force Majeure) continues for more than two (2) months, each Party shall have the right to forthwith terminate the applicable Service Order by giving written notice of such termination to the other Party no later than fourteen (14) days prior to the requested execution date of such termination, and if Service Order is terminated pursuant to the foregoing, neither Party shall have any liability towards the other Party except as provided for in clause 4.5 of Article 4 (Service Charge) for services provided prior to the occurrence of the force majeure event. If all of the Service Order(s) under this Agreement are terminated in accordance with this clause 15.6, each Party shall have the right to terminate this Master Agreement by delivering written notice of such termination to the other Party.

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15.7 In the event the Customer (i) changes its organization where such change involves a transfer or assignment of substantially all of the assets of the Customer, or (ii) is merged into or consolidated by any party (each, a “Change of Control”), the Customer shall provide the written notification to SJC of a Change of Control within three (3) business days from the date of such Change of Control. When SJC receives such written notification, SJC may forthwith terminate this Agreement and the Service Order(s) only if SJC has a reasonable business reason resulting from the Change of Control of the Customer. if SJC elects to terminate this Agreement and the Service Order(s) pursuant to this Section 15.7, SJC shall deliver a written notice of termination within thirty (30) days after its receipt of notice of a Change of Control transaction. Such termination notice shall state in reasonable details the rationale of SJC’s decision to so terminate. If the Customer does not dispute SJC’s rationale for termination, this Agreement and all Service Order(s) shall terminate upon the earlier of (a) six (6) months after the delivery of the termination notice to the Customer or (b) the expiration of the Service Period, whichever comes first. The Customer shall not unreasonably dispute the termination notice. If SJC does not deliver a written notice of termination within thirty (30) days after its receipt of notice of a Change of Control transaction, SJC shall be deemed to have waived any termination right under this Section 15.7. If the Agreement and Service Order(s) are terminated in accordance with this clause 15.7, the Customer shall pay the Service Charge for the Service provided prior to the Termination Date and the Termination Fee, but the Customer shall be relieved of any other obligations under this Agreement.

Article 16 (Confidentiality)

Each Party shall at all times and notwithstanding any termination or expiration of this Agreement hold in strict confidence the information contained in this Agreement and any proprietary information obtained in connection with the performance of this Agreement, and shall not disclose any such information to third persons without the prior written consent of the other Party, except:

(i) to the extent necessary to comply with laws or the valid order of a governmental agency or court of competent jurisdiction; provided, however, that the Party making such disclosure shall seek confidential treatment of said information;

(ii) as part of its normal reporting or review procedure to its parent company, its auditors, its legal counsel;

(iii) where disclosure is required to comply with applicable rules of any stock exchange; or

(iv) in order to enforce its rights and perform its obligations pursuant to this Agreement.

Article 17 (Indemnification)

17.1 The Customer hereby agrees to indemnify, and defend and hold harmless SJC from and against any and all losses, liabilities, claims, damages, expenses and costs (including, but not limited to, legal costs and the fees of legal counsel) resulting from any claims, suits, actions or proceedings asserted or initiated by any third party (including, without limitation, any governmental authority or regulatory body) and arising out of or in connection with: (i) any breach by the Customer of its obligations under this Agreement, including, without limitation, failure to comply with the Frequency Assignment and Operational Guidelines for SKY Perfect JSAT Satellites as such Operational Guidelines for SKY Perfect JSAT Satellites as applicable to SJC customer’s generally, (ii) the Customer’s use of the Service and/or the content of material transmitted thereon, including without limitation, any claim for libel, slander, obscenity, indecency, invasion of privacy, or infringement of copyright or any other intellectual property right arising from the materials transmitted through the use of the Service, (iii) any violation by the Customer of any applicable laws, rules or regulations through use of the Service or the rights of any third party (including but not limited to any violation of data privacy of any person or entity or violation of broadcast standards), (iv) an infringement or alleged infringement of intellectual property rights by the Customer and arising through use of the Service, or (v) any warranty, representation or statement the Customer may make to a third party in connection with the transmissions through use of the Service.

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17.2 SJC hereby indemnifies and agrees to defend and hold harmless the Customer from and against any and all losses, liabilities, claims, damages, expenses and costs (including, but not limited to, legal costs and the fees of legal counsel) resulting from any claims, suits, actions or proceedings asserted or initiated by any third party and arising out of or in connection with: (i) any violation by SJC of any applicable laws, rules or regulations in connection with its provision of the Service, (ii) SJC’s failure to obtain and maintain throughout the term of this Agreement all licenses, permits and authorizations necessary for SJC to operate the Satellite, or (iii) any warranty, representation or statement SJC may make to a third party in connection with the Service to the Customer.

Article 18 (Limitation of Liability)

It is expressly agreed that SJC’s aggregate liabilities to the Customer under this Agreement shall not exceed the amount equal to the Service Charge of three (3) months under the applicable Service Order(s) and all other liabilities of any kind are expressly excluded. In no event shall SJC be liable under this Agreement for any special, indirect, punitive, incidental or consequential damages or loss of revenues or profits, whether foreseeable or not, and whether arising under contract, tort (including negligence), strict liability or otherwise, and whether or not occasioned by (i) the termination of the Customer’s right to use the Service, (ii) any defect in the Satellite or the Transponder, (iii) the provision of the Service to the Customer, any delay in the provision of the Service to the Customer, or any failure of SJC to provide the Service, or (iv) any other cause or matter whatsoever.

Article 19 (Force Majeure)

SJC shall not be liable for any delay, failure or other default in performance of this Agreement due to the occurrence of any event of force majeure, including, but not limited to meteorological or astronomical disturbances, fiber optic cable cut, extreme temperature, fire, explosion, flood, storm, typhoon, hurricane, tidal wave, plague or other epidemics, quarantine, earthquake, landslide, prolonged failure, shortage of electronic current, fuel or other energies, strikes, lockouts, work stoppages or other labor difficulties, actions or inactions of a third party provider or operator of facilities employed in the provision of the Service or for the operation of SJC’s Telecommunication Facilities, the interference by civil or military authorities, compliance with the laws or orders, directions, action or request of any governmental authority, act of God, act of terrorism, or any other cause beyond the reasonable control of SJC unless such delay, failure or other default in performance of this Agreement is due to SJC’s negligence or willful misconduct.

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Article 20 (No Waiver)

The delay or failure of either Party to exercise or enforce any of its right under this Agreement shall not constitute or be deemed a waiver of that Party’s right thereafter to enforce such rights, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by an authorized signatory of the waiving Party. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any continuing or succeeding breach of the same provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

Article 21 (Severability)

Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law. If any provision of this Agreement shall be held to be invalid or unenforceable, the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to permit compliance with the minimum legal requirements.

Article 22 (Modification)

The terms and conditions of this Agreement may be modified at any time by mutual agreement of the Parties, set forth in writing and duly executed by the Parties; provided, however, that the Frequency Assignment and the Operational Guidelines for SKY Perfect JSAT Satellites may be amended, modified or supplemented by SJC, provided such amendment, modification or supplement has been equally applied to all users of the Satellite generally.

Article 23 (Assignment)

The Customer may not assign or transfer this Agreement or any right or obligation under this Agreement to any third party without the prior written consent of SJC.

Article 24 (Identification)

If the Customer changes its name, address or place of business, the Customer shall promptly notify SJC in writing of such changes, as well as submit documents evidencing such change as SJC may reasonably require.

Article 25 (Notices)

25.1 All notices required or provided under this Agreement shall be in writing and shall be deemed received upon actual receipt when personally delivered, upon receipt of a confirmation of transmission if sent by facsimile or upon receipt if sent by e-mail at the address specified as follows:

To the Customer: AirCom Pacific Inc.

44043 Fremont Blvd, Fremont, CA 94538, USA

Attention: Jeffrey Wun

TEL: +1 (760) 207-4949

EMAIL: jwun@aircom4u.com

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With a copy to: Jan-Yung Lin

91 Gregory Lane Suite 5, Pleasant Hill, CA 94523, USA

TEL: +1 (925) 979-5467

FAX: +1 (925) 979-5468

EMAIL: jlin@aircom4u.com

To SJC:                SKY Perfect JSAT Corporation

1-14-14 Akasaka,

Minato-ku, Tokyo 107-0052

Attention: Teppei Kato

TEL: +81-3-5571-1593

FAX: +81-3-5571-1705

EMAIL: te-kato@sptvjsat.com

Each Party shall notify the other Party promptly of any change in its relavant contact information.

25.2 For the purpose of receiving notices from SJC regarding preemption, interference or other technical problems, including with respect to the SJC’s Telecommunication Facilities failure and restoration and denial of access, the Customer shall maintain at each of the Customer’s Telecommunication Facilities transmitting signals to the Transponder a telephone that is continuously staffed at all times during which the Customer is transmitting signals to the Transponder and an automatic facsimile machine in operation and capable of receiving messages from SJC at all times. Those persons staffing the earth station, for the purposes of receiving such messages from SJC, must have (i) the technical capability, (ii) English speaking capability, and (iii) absolute authority to immediately terminate or modify the transmissions if notified by SJC. SJC shall also maintain a telephone that is continuously staffed for the purposes of receiving notices regarding the matters identified above, as specified in the Operational Guidelines for SKY Perfect JSAT Satellites. All such notices shall be effective upon the placement of a telephone call from either Party to the other.

Article 26 (Standard Time)

Except as otherwise provided in this Agreement, time period under this Agreement shall be governed by Universal Time Coordinated.

Article 27 (Language)

All correspondence and notices under this Agreement shall be given or written in English language.

Article 28 (Governing Law)

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of law rules thereof.

Article 29 (Arbitration)

All dispute, controversy or difference of opinion between the Parties arising out of or relating to this Agreement or for the breach thereof, which cannot be amicably settled by mutual negotiations, shall be submitted to and settled by arbitration. Such arbitration shall be held in Singapore, Republic of Singapore, in accordance with the Rules of the International Chamber of Commerce, by a panel of three (3) arbitrators appointed in accordance with said rules. The award shall apportion the costs of the arbitration. Arbitration shall be conducted in English language and arbitration award shall be in English. The awards shall state the reasons for and the reasoning behind the award. The award of the arbitrators shall be final and binding upon both Parties and may be entered for the execution of such award by any court having jurisdiction thereof.

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Article 30 (Waiver of Immunities)

Each Party expressly and irrevocably waives any claim to immunity (sovereign or otherwise) and any defense based on being a party, agency, or instrumentality of a government with regard to any proceeding to enforce any arbitral award rendered pursuant to this Agreement, including without limitation, immunity from service of process, immunity from jurisdiction of any court, and immunity of any of its property from execution and agrees that it is an independent commercial entity. Each Party hereby warrants that it has authority to waive sovereign immunity with respect to any defense in an arbitration proceeding or any judicial action to enforce an arbitral award, as hereinabove provided.

Article 31 (Entire Agreement)

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous negotiations, discussions, agreements, understandings, representations, promises, covenants, and other commitments, written or oral, express or implied, if any, by and between the Parties.

Article 32 (Headings)

Heading and title of each Article of this Agreement shall be inserted for convenience and reference purposes only and shall not govern or affect the construction and interpretation of any provision of this Agreement.

Article 33 (Survival)

The following provisions shall survive termination or expiration of this Agreement, as the case may be: Articles 4, 7, 8, 9, 11, 14, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32 and 33.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Customer:	AirCom Pacific Inc.

	By:	/s/ Daniel Shih
	Name:	Daniel Shih
	Title:	CEO

SJC:	SKY Perfect JSAT Corporation

	By:	/s/ Koki Koyama
	Name:	Koki Koyama
	Title:	Board Director„ Senior Managing Executive Officer, Unit President Space & Satellite Business Unit

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<Exhibit A>

Satellite Telecommunication Service

Section 1 (Definition)

Satellite Service means satellite telecommunication services provided by the Satellite. The details shall be specified in the applicable Service Order(s).

Section 2 (Service Charge)

The monthly Service Charge shall be calculated as follows;

[Bandwidth described in the applicable Service Order(s)] multiplied by [The applicable Unit Price described below]

Unit Price Table:

Satellite	Unit Price
JCSAT-2B (Asia beam)	$3,500-/MHz

The Customer shall designate the bandwidth in units of 0.1MHz.

Section 3 (Operational Guidelines)

The Customer shall submit to SJC information necessary for SJC to provide the Service as requested by SJC in accordance with the Operational Guidelines for SKY Perfect JSAT Satellites attached hereto.

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<Exhibit B>
Teleport Service

Section 1 (Definition)

The Teleport Service means certain services transmitting to and/or receiving radio frequency signals from the Satellite in the Ku-band and converting those signals to intermediate frequency for modulation and demodulation by Hub at the YSCC. The details shall be specified in the applicable Service Order(s).

Section 2 (Service Charge)

The monthly Service Charge shall be determined in accordance with the Technical Specification described in the applicable Service Order(s).

Section 3 (Responsibilities of SJC)

SJC shall, at its expense, procure, install, operate and maintain SJC’s teleport facilities at the YSCC.

Section 4 (Responsibilities of the Customer)

The Customer shall, at its expense and on its responsibility, keep the Hub at the YSCC and shall connect appropriately the Hub with the SJC teleport facilities. The Customer shall be responsible for any defects, malfunction or non-operation of, or incompatibility or other impairment of the Hub.

Section 5(Operations and Maintenance)

5-1 SJC shall contact the Customer promptly after the time SJC becomes aware of the occurrence of an event that the performance of the Teleport Service proves to be degraded.

When such degradations are caused by SJC portion, SJC shall perform a commercially reasonable effort to recover such degradations.

5-2 SJC shall support the Customer to troubleshoot and isolate causes of signal degradation.

When such degradations are caused by the SJC portion, SJC shall perform a commercially reasonable effort to recover such degradations.

5-3 The Customer shall support SJC to manipulate Customer’s Telecommunication Facilities in the YSCC when it is required at in case of maintenance or data acquisition for license applications.

Section 6 (Terrestrial line)

The Customer shall, at its expense and on its responsibility, to arrange a terrestrial network including internet access to and from the YSCC.

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<Exhibit C>
Housing Service

Section 1 (Definition)

The Housing Service means certain services housing the Customer’s Telecommunication Facilities stored in the Customer’s racks at the YSCC and providing the Customer with the Smart hand Support designated below. The detail shall be specified in the applicable Service Order(s).

Section 2 (Service Charge)

The monthly Service Charge shall be calculated as follows:

From 1 to 2 racks	: US$2,000- For up to 2 racks.
From 3 racks	: In addition to the above, plus US$1,000- per rack.

Section 3 (Responsibilities of SJC)

3-1 SJC, at the Customer’s expense, places the Customer’s racks at the YSCC. The Customer shall provide SJC with the rack specifications so that SJC can place them adequately.

3-2 SJC staff shall provide the Customer’s engineers with necessary assistance for the installation of the equipment, and to run signal and power cables to the racks.

Section 4 (Responsibilities of the Customer)

4-1 The Customer shall be responsible for any defects, malfunction or non-operation of, or incompatibility or other impairment of the Customer’s Telecommunication Facilities at the YSCC.

4-2 In the case the Customer wishes to physically access to the YSCC teleport, the Customer shall submit the necessary information and obtain SJC’s prior approval. The visitors to the YSCC shall comply with the rules for the visitors provided by SJC.

Section 5 (The Smart Hand Support)

The Customer shall contact SJC promptly after the time the Customer becomes aware of the occurrence of an event that the performance of the Service proves to be degraded. When such degradations are caused by the Customer’s Telecommunication Facilities in the Customer’s racks at the YSCC, SJC shall, at the Customer’s request, follow the procedures stated in a manual provided by the Customer. When backup devices are required to recover such degradation caused by the Customer’s Telecommunication Facilities, the Customer shall provide the backup device which is, in advance, approved in Japanese Regulations.

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Attachment 1 - Technical Requirements

INTRODUCTION

The purpose of this Annex is to define the technical specifications of the Service and operational requirements for the Customer’s use of the Service. Technical parameters which are not contained herein shall be provided by SJC upon request.

1. Satellite Specification

The following describes the principal technical characteristics of the Satellite as defined in the SKY Perfect JSAT Master Service Agreement:

Satellite	: JCSAT-2B
Beam	: Asia Beam
Orbital Location	: 154 degrees East
Frequency	: Ku-band
HPA	: 150W
Polarization	: Linear (Horizontal and Vertical)
Transponder Bandwidth	: 57 MHz
Frequency Translation	: 1748MHz (Frequency Stability: 7ppm)
Peak G/T	: more than -2dB/K (Design Performance)
Peak EIRP	: more than 44dBW (Design Performance)

2. Teleport Specification

The following describes the principal technical characteristics of SJC’s teleport facilities that are used for the Teleport Service as defined in the SKY Perfect JSAT Master Service Agreement:

Teleport Site	: Yokohama Satellite Control Center (YSCC)
Frequency Range (Transmit)	: 14.000 - 14.500GHz
Frequency Range (Receive)	: 12.250 - 12.750GHz
Earth Station EIRP	: more than 60.0dBW
Antenna G/T	: more than 30.0dB/K
TPC function	: Yes
Quantity	: 1 (1HPA, 1 U/C, 1 LNA and 1 D/C). * U/Cs and D/Cs are unable to input 10MHz external reference.
Redundancy	: Shared redundancy system (HPAs, U/Cs, LNAs and D/Cs) with other customers
Interface of the RF facility with Hub	: L-band frequency (950MHz to 1450MHz) F connectors, Impedance of 75Ω

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3. Housing Specification

The following describes the principal specification of the Housing Service as defined in the SKY Perfect JSAT Master Service Agreement:

Dimensions	: 24 inches wide x 41 inches deep for each rack
Environment

- Environmental Cooling for constant temperature

- Fire suppression system approved by standard in Japan

- Earthquake-proof structures designed to withstand a temblor less than intensity 7

- Floor loading carrying capacity : 600kg/m2

Electrical Power

- Single-phase electrical power for one 210 VAC circuits with 20 ampere capacity for each rack, stability of +/- 10%, with power connectors designated by the Customer to each rack for Hub equipment. The power plug type is NEMA L-6.

The Smart Hand Support as defined in the “<Exhibit C> Housing Service” shall include the following:

- Checking LED status as requested by the Customer

- Re-booting of the Customer’s equipment as directed by the Customer

- Change/Swap/replace cards under the Customer’s direction

- Add/move Ethernet cables under the Customer’s direction

- Add/move RF cables under the Customer’s direction

- Change IP block routing as requested by the Customer

- Re-route IP blocks for any reasons as requested by the Customer

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